Exhibit 99.1

CONNECTURE ANNOUNCES TWO EXECUTIVE VICE PRESIDENT APPOINTMENTS

Connecture names William Spehr executive vice president of sales and marketing; appoints David Sockel to the new position of executive vice president of strategy and corporate development

BROOKFIELD, Wis. – April 15, 2015 – Connecture, Inc., a provider of web-based information systems used to create health insurance marketplaces, today announced two executive appointments: William “Bill” Spehr, a veteran executive with extensive health insurance and employee benefits expertise, will serve as executive vice president of sales and marketing. In addition, David Sockel, a proven leader and 15-year veteran of the company, will serve as executive vice president of strategy and corporate development.

Both appointments are effective immediately. Sockel will continue to report to Doug Schneider, chief executive officer of Connecture, as will Spehr.

“These appointments reflect our belief in the power of proven leadership,” said Schneider. “Bill has an exceptional track record of delivering strong revenue growth while helping health plans, brokers, employers and government agencies use technology to better address consumers’ health and wellness needs. That experience aligns perfectly with our growth plans. David, of course, has contributed greatly to Connecture’s success over many years. In the newly created position of executive vice president of strategy and corporate development he will play an instrumental role driving our expansion and growth strategy in the markets we serve. David’s valuable experience and unique perspective makes him a perfect choice for this important role.”

Spehr has extensive sales management experience at public companies and in his new role will apply that expertise across all of Connecture’s product lines. He joins Connecture from WebMD Health Services, where he served as chief sales officer and led teams that generated record new sales growth.

Prior to his work at WebMD Health Services, he was senior vice president for sales and account services at CVS Caremark – a role that saw him overseeing the company’s health plan segment, which included national, Blue Cross and Blue Shield, Medicaid and Medicare Part D plans. Earlier in his career, Bill held sales positions with MetLife and United Health Group, and was a consultant with Buck Consultants.

“Connecture has empowered millions of Americans to select and enroll in a health plan that addresses their individual needs and those of their family members,” said Spehr, executive vice president of sales and marketing at Connecture. “When you combine that with the company’s significant investments in functionality that takes personalization and transparency to the next level, it’s clear that Connecture is ideally positioned to make a dramatic impact. That’s something I want to contribute to.”

In his new role as executive vice president of strategy and corporate development, Sockel will create and drive long-term strategies to further Connecture’s continued growth in existing and new markets. He will also oversee the development of strategic partnerships designed to address customers’ long-term needs as health insurance and employee benefits evolve. He co-founded Connecture in 1999 after working for eight years in health care consulting for Cap Gemini/Ernst & Young and prior to that the Lewin Group. At Connecture, Sockel has held a number of roles since co-founding the company, including chief revenue officer and senior vice president, corporate and sales development.

“While the dialogue around health insurance, benefits, and public policy is often marked by debate, there are essentials upon which everyone agrees. Brokers, carriers, and government agencies all want to eliminate waste, provide greater value to consumers and help foster positive health outcomes,” said Sockel, executive vice president of strategy and corporate development at Connecture. “Our track record serving groups and individuals – including seniors and those under 65 – and our experience providing solutions for the commercial insurance industry and the government marketplace put us in a unique position to further these goals with a strategy that addresses business imperatives and encourages innovation.”

For more about Connecture and its health insurance exchange solutions visit Connecture.com, contact info@connecture.com or phone 262-432-8282.

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About Connecture

Connecture (NASDAQ: CNXR) is a leading web-based consumer shopping, enrollment and retention platform for health insurance distribution. Connecture offers a personalized health insurance shopping experience that recommends the best fit insurance plan based on an individual’s preferences, health status, preferred providers, medications and expected out-of-pocket costs. Connecture’s customers are health insurance marketplace operators such as health plans, brokers and exchange operators, who must distribute health insurance in a cost-effective manner to a growing number of insured consumers. Connecture’s solutions automate key functions in the health insurance distribution process, allowing its customers to price and present plan options accurately to consumers and efficiently enroll, renew and manage plan members.

Investor Contact:

Peter Vozzo

Westwicke Partners, LLC.

peter.vozzo@westwicke.com

Phone: 443.213.0500

Media Contact:

Ken Phillips

Davies Murphy Group

connecture@daviesmurphy.com

Phone: 781.418.2437

Source: Connecture